Francesca’s Holdings Corporation Announces Pricing of its Follow-On Offering and Waiver of Lock-Up Restriction

HOUSTON, April 17, 2012 – Francesca's Holdings Corporation (Nasdaq: FRAN) today announced (i) the pricing of its follow-on public offering and (ii) that Goldman, Sachs & Co . and J.P. Morgan Securities LLC, the representatives of the several underwriters in the Company`s offering of common stock completed in February 2012, are waiving a lock-up restriction with respect to shares of the Company`s common stock held by certain officers, directors and other stockholders of the Company. The previously announced 9,000,000 shares of common stock are being offered at a public offering price of $27.60 per share. All 9,000,000 shares are being offered by selling stockholders, which include certain affiliates of CCMP Capital Advisors, LLC, as well as certain members of management and directors of Francesca's Holdings Corporation. In addition, certain selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 1,350,000 shares of common stock. Francesca's Holdings Corporation will not receive any proceeds from the sale of shares in this offering.

Goldman, Sachs & Co. and J.P. Morgan Securities LLC, along with Jefferies & Company, Inc., are acting as joint bookrunners for the offering, and RBC Capital Markets, LLC, Stifel, Nicolaus & Company, Incorporated and KeyBanc Capital Markets Inc. are acting as co-managers.

The offering is being made only by means of the written prospectus forming part of the effective registration statement. A copy of the final prospectus related to the offering may be obtained by contacting: Prospectus Department, Goldman, Sachs & Co., 200 West Street, New York, New York 10282, by calling toll-free (866) 471-2526, by facsimile (212) 902-9316 or by email to prospectus-ny@ny.email.gs.com; Prospectus Department, J.P. Morgan Securities LLC, Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling toll-free (866) 803-9204; or Equity Syndicate Prospectus Department, Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, New York 10022, by calling toll-free (877) 547-6340 or by email to prospectus_department@jefferies.com.

A registration statement relating to shares of the common stock of Francesca’s Holdings Corporation has been declared effective by the Securities and Exchange Commission on April 17, 2012.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Francesca's Holdings Corp.

francesca’s collections ®, a wholly owned indirect subsidiary of Francesca’s Holdings Corporation, is a growing specialty retailer with boutiques designed and merchandised to feel like independently owned, upscale boutiques and provide customers with an inviting, intimate and differentiated shopping experience. The assortment is made up of a diverse and uniquely balanced mix of high-quality, trend-right apparel, jewelry, accessories and gifts at attractive prices. francesca’s collections ®, appeals to the 18-35 year-old, fashion conscious, female customer, although francesca’s collections ®, finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. The boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week to create a sense of scarcity and newness.

CONTACT:	francesca’s collections®

ICR, Inc.

Jean Fontana/Joseph Teklits

203-682-8200

jean.fontana@icrinc.com